                                                                                                               EXHIBIT 12.01

                                                          The Travelers Inc. and Subsidiaries
                                                   Computation of Ratio of Earnings to Fixed Charges
                                                              ALL COMPANIES CONSOLIDATED
                                                               (In millions of dollars)

                                                            Year ended December 31,
                                        ------------------------------------------------------------------------------------

                                        1993                1992                1991                1990                1989
- ----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations
  before income taxes, minority
  interests and cumulative effect of
  changes in accounting principle...  $1,523              $1,188              $  791              $  602                $513

Elimination of undistributed
  equity earnings.............         (116)                (26)                 (5)                 (3)                   -
Pre-tax minority interest...........    (32)                   -                   -                   -                   -

Add:
  Interest..........................     707                 674                 876               1,027               1,001
  Interest portion of rentals.......      61                  38                  46                  43                  39
                                       -----               -----               -----               -----               -----

Income available for fixed charges..  $2,143              $1,874              $1,708              $1,669              $1,553
                                       =====               =====               =====               =====               =====
Fixed charges:
  Interest..........................  $  707              $  674                $876              $1,027              $1,001
  Interest portion of rentals.......      61                  38                  46                  43                  39
                                       -----               -----               -----               -----               -----

Fixed charges.......................  $  768              $  712              $  922              $1,070              $1,040
                                       =====               =====               =====               =====               =====

Ratio of earnings to combined fixed
  charges and preferred stock
  dividends.........................      2.79x               2.63x               1.85x               1.56x               1.49x
                                          ====                ====                ====                ====               =====

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